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                                                                   Exhibit 99.03




For information concerning sixteen purported class actions and one multi-party suit, with substantially the same allegations, commenced in various courts against certain subsidiaries of the Company, dozens of other insurers and the National Council on Compensation Insurance ("NCCI"), see the description that appears in the second and third paragraphs under the caption "Legal Proceedings" beginning on page 44 of the Annual Report on Form 10-K of the Company for the year ended December 31, 1999 (File No. 1-14328), which description is included as Exhibit 99.01 to this Form 10-Q and incorporated by reference herein, and in the first paragraph under the captions "Legal Proceedings" beginning on page 22 of the Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 2000 (File No. 1-14328) which description is included as Exhibit
99.02 to this Form 10-Q and incorporated by reference herein. In April 2000, plaintiffs appealed the California trial court's order dismissing all claims with prejudice.

For information concerning a consolidated putative class action captioned In Re Travelers Property Casualty Corp. Shareholders Litigation, see the description that appears in the second, third, fourth and fifth paragraphs under the caption "Legal Proceedings" beginning on page 22 of the Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 2000 (File No. 1-14328), which description is included as Exhibit 99.02 to this Form 10-Q and incorporated by reference herein. In June 2000, the parties completed confirmatory discovery with respect to the settlement.